Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202071

PROSPECTUS

DATASEA INC.

9,393,000 Shares of Common Stock

This is the initial public offering by shareholders of the Datasea Inc.  We are registering a total of 9,393,000 shares of our common stock for sale by selling security holders.  No shares are being registered for sale by the Company and we will receive no proceeds from this offering. Prior to this offering, no public market has existed for the common stock.

Our common stock is listed for quotation on the OTC Pink Market operated by OTC Markets Group, Inc. (“OTC Pink”) under the ticker symbol, “DTSS.” As of the date of this prospectus, there has never been any trading in our common stock.

Following the effectiveness of this registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Pink or such other market on which our common stock is listed or quoted, including ordinary brokers’ transactions, privately negotiated transactions or through sales of one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

An investment in our common stock involves a high degree of risk.   You should only purchase shares if you can afford a complete loss of your investment.  Our independent auditors have issued an audit opinion for our company, which includes a statement expressing substantial doubt as to our ability to continue as a going concern. Before investing, you should carefully read this prospectus, particular the risks described under the caption “Risk Factors” beginning on page 9.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the U.S. Securities and Exchange Commission ("SEC") nor any state securities division has approved or disapproved these securities, or determined if this Prospectus is current, complete, truthful or accurate.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2016.

DATASEA INC.

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

            In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data and other industry data and forecasts are reliable, we have not independently verified the data.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning at page 9. We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this Prospectus.  In this Prospectus, unless the context otherwise denotes, references to "we," "us," "our," and "Company" are to DATASEA INC. “PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China and “$”, “US$” or “U.S. Dollars” refers to the legal currency of the United States.

Overview

We are engaged in the business of Internet security equipment, new media advertising, and data processing services in the PRC. To comply with PRC laws, the Company operates through a corporate structure consisting of subsidiaries, variable interest entities (“VIE”), and a series of contractual arrangements.

Corporate History and Structure

Datasea Inc. was incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock, Inc. On May 26, 2015, the Company amended its articles of incorporation to change its name to Datasea Inc. Up until October 2015, the Company’s primary business activities have been providing consulting services to various U.S. companies who seek to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, the Company was considered a shell company as defined in Rule 12b-2 under the Securities Act, as it had no or nominal business operations, employees and/or assets.

In October 2015, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Zhixin Liu and Fu Liu, the shareholders (“Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC (the “Share Exchange”). Through the Share Exchange, Shuhai Skill (HK) and its wholly foreign owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Harbin Information”), became wholly-owned subsidiaries of the Company, and Shuahi Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), became the Company’s variable interest entity.

All of the Company’s business operations are structured around a series of contractual agreements (the “VIE Contractual Agreements”) entered into in October 2015 between Tianjin Information, our wholly-owned subsidiary, and Shuhai Beijing and its shareholders. Through the VIE Contractual Agreements, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

The chart below depicts the corporate structure of the Company as of the date of this prospectus. The Company owns 100% of the capital stock of Shuhai Skill (HK), Shuhai Skill (HK) owns 100% of the capital stock of Tianjin Information and Harbin Information (a presently inactive entity) and Shuhai Beijing is a VIE of the Company which is wholly controlled by the Company through VIE Contractual Agreements between Tianjin Information and the Shareholders of Shuhai Beijing.

As a result of the Share Exchange, all of the Company’s business operations are conducted through Shuhai Beijing.

Our Business Operations

Shuhai Information Technology Co. Ltd. (“Shuhai Beijing”) was formed and registered with the PRC’s Administration of Industry and Commerce in February of 2015. The Company designs, researches and develops, manufactures, and sells Internet security products such as wired and wireless gateways with network security auditing functions. Shuhai Beijing is presently in its early stages of development and has not generated any revenue or profit to date, but its goal is to become a nationwide provider of new media marketing, micro marketing, and data processing service in the PRC. Through its end consumer marketing platform, Shuhai Beijing is seeking to offer one stop marketing solutions to businesses. In addition, Shuhai Beijing has obtained an ISP permit which enables the Company to obtain qualification to connect Internet cables for both residential and commercial use. At present, Shuhai Beijing leases a single office space in Beijing, China.

Shuhai Beijing’s products and services can be delineated into the following five categories:

Internet Security Equipment – Shuhai Beijing’s main product is developing and deploying Internet security equipment. Such equipment not only meets the technical standards set forth by the Ministry of Public Security but also aims to satisfy market demands for commercial cybersecurity products. We have developed three types of indoor equipment designed for facilities of different sizes and one type of outdoor equipment primarily for use by local branches of the Ministry of Public Security.

New Media Advertising Service – Using the Wechat cellphone app, Shuhai Beijing has developed a new electronic platform called “Xin Platform.” The Xin Platform has the technological capability to identify potential customers and market merchants’ products and service to those targeted customers. The company has applied the “信平台XPT” trademark for its Xin Platform. One component of the Xin Platform is our advertising promotion platform of which we have completed our research and development efforts and started to market our advertising service via such platform to merchants.

Micro Marketing Service – Another component of the Xin Platform is our office to office, or O2O, management platform. Shuhai Beijing has developed a micro marketing service (“MMS”) via the O2O management system, which provides marketing services to traditional merchants such as supermarkets, hotels, shopping malls and restaurants. All testing of the MMS software was completed in August of 2015 and Shuhai Beijing has started the trial of MMS services. The Company has designed industry-specific marketing plans, which will be rolled out to consumers through the Company’s MSS product.

Internet Service Provider (ISP) connecting service – ISP refers to a series of services in connection with connecting computers and other devices of end customers to the Internet. The Company has the technical capacity to provide ISP connecting service and also obtained the Value-Added Telecommunication Business Operating License in August 2015, which is the license required by the PRC government to provide ISP connecting service. The major target consumers of ISP connecting services are merchants and public institutions that are users of Internet security equipment.

Large Data Processing Service – The Company aims to become a national provider of large data processing services in the PRC. Currently, Shuhai Beijing is in the process of developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management. Such processing services can be used by businesses in a wide range of industries. In order to have the technical capacity to provide such service, we our research and development process has two phases: data collection and data analysis. As of the date of this amendment, we have completed the data collection phase and are in the process testing our data analysis capacity.

Customers

Shuhai Beijing currently markets its products and services in the PRC. The primary target customers for its Internet security equipment and ISP connecting service will be users of Internet. In particular, our primary target customers of indoor Internet security equipment are facilities that provide free Internet access to their customers such as hotels, shopping malls, cafeteria, hospitals and schools. These facilities are required by the Ministry of Public Security and its local counterparts to install Internet security equipment on their computers. Our primary target consumers of outdoor Internet security equipment are local branches of the Ministry of Public Security as part of their efforts to set up Internet security systems mandated by the Ministry of Public Security. We recently secured a government procurement contract with the Bureau of Public Security of Daqing City in Heilongjiang Province to provide 4,000 outdoor Internet security devices.

With regard to its micro marketing, new media advertising and data processing services, Shuhai Beijing anticipates that its major customers will be businesses in various industries such as hospitality, retail, and tourism.

Product Manufacturing

For cost savings purposes, Shuhai Beijing has outsourced the production of Internet security equipment to Shenzhen Shunxin Technology Co., Ltd. (“Shenzhen Shunxin”), a third-party entity in Guangdong Province, P.R. China. Shenzhen Shunxin has a permit issued by the Ministry of Public Security for manufacturing Internet Security products. Pursuant to the Strategic Cooperation Framework Agreement with the Company, Shenzhen Shunxin has the obligation to meet the technical standard set forth by Shuhai. If the demands for our products increase in the future, we would need to negotiate agreements with new manufacturing contractors or build our own manufacturing facility to meet increasing customer demands for our equipment.

Marketing

Shuhai Beijing promotes its products and services through both traditional and new media marketing channels. The Company is in the process of establishing a nationwide distribution network consisting of agents in different regions. Currently, Shuhai Beijing has a total of 26 regional agents located in four provinces including Heilongjiang, Jilin, Shandong, and Sichuan. The Ministry of Public Security determines whether the Company’s wired and wireless gateways with network security auditing functionality will be named as recommended products. Pertinent to the requirements of the Ministry of Public Security, Shuhai Beijing chooses distributors with either relationships with the Public Security Bureau or market promotion capability and experience to effectively and quickly install wired or wireless gateways with network security auditing functionality into retailors’ shop and capture market share. The Company organizes seminars to provide regional agents trainings on the technical features and pricing structures of our Internet security equipment.

In addition, Shuhai Beijing maintains seven full-time employees who focus on sales and marketing efforts relating to the promotion of Shuhai Beijing’s products and services. The marketing employees arrange for advertising events and prepare corporate literature for distribution to promote Shuhai Beijing’s products and services. By leveraging its technological expertise in new media marketing, Shuhai Beijing also targets its potential customers through the social media app Wechat and has developed its own Xin Platform as a marketing platform. The Company also plans to market its product and services by providing potential customers the opportunity to try out our products and services.

Competition

The Internet security equipment industry in the PRC is highly competitive. With the rapid development of the Internet over the past two decades, new cybersecurity technology has been continuously developing and new cybersecurity products have been continuously entering the market. The Company has several competitors in both the Internet security equipment and new media advertising markets. Our three largest competitors in China are Guangzhou Xunqi Digital Technology Co., Ltd., Shenzhen RenZixing Network Technology Co., Ltd. and Zhuhai Jilangling Network Technology Co., Ltd. Our competitors in the ISP connecting market are primarily China Telecom and China Unicom, both of which are state owned enterprises with over 70% market share collectively.

In order to compete with mature competitors with longer operating history, we offer our ISP connecting service and micro marketing together with Internet security equipment as a package to our primary target customers of such equipment, namely facilities that offer free Internet access to their customers such as hotels, shopping malls, cafeterias and hospitals. We believe that such integration strategy will offer these facilities the advantage of one-stop shopping at a relatively low price which we believe will enhance our competitive position.

Intellectual Property

As of January 2016, the Company has obtained seven copyright registrations for its software, including Shuhai Information Platform Internet Behavior Auditing Security Management System, Shuhai Information Micro Mall System, Shuhai Information Platform Micro Marketing System, Shuhai Media Advertising System, Shuhai Information Platform 3G Web Content Management System, Shuhai Information Platform SMS Platform System and Shuhai Information Platform Wireless Terminal Characteristic Collection Management System. Currently, the Company does not own any registered trademarks or patents. We have filed a trademark application for our Xin platform and such application is still pending at the time of filing this amendment. We also plan to file patent applications for our network monitoring platform, micro-marketing platform, micro-shopping, and advertising platform. There may be patents issued or pending that are held by others and cover significant parts of our products or services, which may hinder our ability to obtain IP protection for some of our products and services.

Implications of Being an Emerging Growth Company

We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could remain an "emerging growth company" for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are also considered a "smaller reporting company,"  If we are still considered a "smaller reporting company" at such time as we cease to be an "emerging growth company," we will be subject to increased disclosure requirements.  However, the disclosure requirements will still be less than they would be if we were not considered either an "emerging growth company" or a "smaller reporting company."

For more information, please see our Risk Factor entitled "As an "emerging growth company" under the jumpstart our business startups act (JOBS), we are permitted to rely on exemptions from certain disclosure requirements."

Corporate Information

Our principle executive office is located at 1 Xinghuo Rd., Changning Building, Suite 21BC1, Fengtai District, Beijing, P.R. China. Out telephone number at this address is (86) 10-58401996. Our agent for service of process in the United States is Legal Corporate Services, Inc located at 1810 E. Sahara Ave, Ste 1214, Las Vegas, NV 89104. Investors should contact us for inquiries through the address and telephone number of our principal executive office.

The Offering

The following is a brief summary of this Offering.  Please see the Plan of Distribution and Terms of the Offering sections for a more detailed description of the terms of the Offering.

Offering

Securities being Offered	9,393,000 shares of common stock are being offered by the selling security holders.

Quotation of Common Stock	Our common stock is listed for quotation on OTC Pink under the symbol "DTSS." As of the date of this prospectus, there has never been any trading in our common stock.

Securities Issued and Outstanding	55,000,000 shares of common stock are issued and outstanding.

Use of Proceeds	We will not receive proceeds from the offering.

Risk Factors	An investment in our Company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless otherwise indicated, our officers, directors, and control persons do not intend to purchase any Shares in this Offering.  Our executive officers and directors beneficially own 85.34% of our common stock.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any shares of our common stock. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment. The order of the following risk factors is presented arbitrarily. You should not conclude the significance of a risk factor because of the order of presentation. Our business and operations could be seriously harmed as a result of any of these risks.

Risks Relating to Our Business and Industry

We are an early stage company with a very limited operating history as a provider of Internet security equipment, new media advertising and data processing services. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a very limited operating history. Our operating entity, Shuhai Beijing Information Technology Co., Ltd. (“Shuhai Beijing”), was formed in February 2015 and has yet to generate revenue and we may not generate material revenue or any profit for the foreseeable future. The Company expects that Internet security products along with new media advertising, micro marketing, ISP connecting, and large data processing services will be its core business and main revenue producing sectors in the future. We have limited experience and operating history in developing and marketing the foregoing products and services. In addition, the market for our products and services is highly competitive. If we fail to successfully develop and offer our products and services in an increasingly competitive market, we may not be able to capture the growth opportunities associated with the products and services or recover our development and marketing costs, and our future results of operations and growth strategies could be adversely affected. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance and prospects.

Our current distribution model heavily relies on regional agents and disruption of or changes in our distribution model could harm our sales and margins.

Currently, we heavily rely on regional agents to distribute our Internet security equipment. Under such business model, a majority of our products will be sold through our regional agents. We expect to sell our Internet security equipment to regional agents who will then maintain stock inventory and sell that inventory directly to end users at higher prices. These agents will also occasionally provide system installation, technical support, professional services and other support services in addition to network equipment sales. In selecting regional agents, we focus on their ability to leverage local connections and relationships with local branches of the Ministry of Public Security of the People’s Republic of China (the “PRC”) to sell our products. We have not yet had any direct sales to end consumer, and so far have provided our products and services to users for free on a trial basis. We anticipate that product sales through regional distribution agents will account for a majority of our product sales in the near future. Relying on indirect sales may lead to greater difficulty in forecasting the mix of our products and, to a degree, the timing of orders from our customers.

The current distribution model can be adversely affected by a couple of factors which could result in disruption of or changes in our distribution model and further adversely affect our sales and margins, including the following:

●	Some of our regional agents may demand that we absorb a greater share of the risks that their customers may ask them to bear;

●	Some of our regional agents may have insufficient financial resources and may not be able to withstand the challenges related to changes in business conditions;

●	Some of our regional agents may lose their relationships or connections with local branches of the PRC Ministry of Public Security; and

●	Revenue from indirect sales could suffer if our distributors’ financial conditions or operations weaken.

Supply chain issues, including financial problems of contract manufacturers or component suppliers, or a shortage of adequate component supply or manufacturing capacity that increased our costs or caused a delay in our ability to fulfill orders, could have an adverse impact on our business and operating results, and our failure to estimate customer demand properly may result in excess or obsolete component supply, which could adversely affect our gross margins.

Currently, we do not own or operate our manufacturing facilities but instead rely on a third party contractor to manufacturer our products, and we expect that we will continue to rely on existing and new contractual manufacturers for the foreseeable future. Such reliance could have adverse impact on the supply of our products and on our business and operating results:

●	Any financial problems of either contract manufacturers or component suppliers could either limit supply or increase costs;

●	Reservation of manufacturing capacity at our contract manufacturers by other companies, inside or outside of our industry, could either limit supply or increase costs; and

●	Industry consolidation occurring within one or more component supplier markets could limit supply or increase costs.

In addition, the following supply chain-related issues could adversely affect our customer relationship, operating results and financial condition:

●	a reduction or interruption in supply of one or more components;

●	a significant increase in the price of one or more components;

●	a failure to adequately authorize procurement of inventory by our contract manufacturers; and

●	a failure to appropriately cancel, reschedule or adjust our requirements based on our business needs.

Over the long term, we intend to invest in engineering, sales, service and marketing activities, and these investments may achieve delayed, or lower than expected, benefits which could harm our operating results.

While we intend to focus on managing our costs and expenses, over the long term, we also intend to invest in personnel and other resources related to our engineering, sales, service and marketing functions as we realign and dedicate resources on key growth areas, such as Internet security. We are likely to recognize the costs and expenses associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Our business substantially depends upon the continued growth of the internet and internet-based systems.

A substantial portion of our business and revenue depends on growth and evolution of the Internet in the PRC and globally, including the continued development of the Internet. To the extent that an economic slowdown or economic uncertainty and any related reductions in capital spending adversely affect spending on Internet infrastructure, we could experience material harm to our business, operating results and financial condition.

Because of the rapid introduction of new products and changing customer requirements related to matters such as cost-effectiveness and security, we believe that there could be performance problems with Internet communications in the future, which could receive a high degree of publicity and visibility. Because Internet security equipment is our major products, our business, operating results and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of our own products. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

Product quality problems could lead to reduced revenue, gross margins, and net income.

The Internet security equipment we provide is highly complex as the products incorporate both hardware and software technologies. Neither we nor our contract manufacturers have developed a sophisticated product testing program. There can be no assurance that the pre-shipment testing programs we develop in the future will be adequate to detect all defects, including defects in individual products or defects affecting numerous shipments. Such potential defects might interfere with customer satisfaction, reduce sales opportunities or affect gross margins. As an example, software typically contains bugs that can unexpectedly interfere with expected operations. From time to time, we will have to replace certain components and provide remediation in response to the discovery of defects or bugs in our products. There can be no assurance that such remediation, depending on the product involved, would not have a material impact. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have material impact on our revenue, margins and net income.

Because of the capital-intensive nature of our business, we will likely have to incur indebtedness or issue new equity securities. If we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business requires significant levels of capital to finance the research and development of new products and service platforms that meet the constantly evolving industry standards and consumer demands. As such, we expect that we will need additional capital to fund our future growth. We currently depend on loans from our founders, Ms. Zhixin Lu and Mr. Fu Liu, who currently serve as our only officers and directors. If cash from such available sources is insufficient or unavailable, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

●	investors’ perceptions of, and demand for, companies operating in China;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations, financial condition and cash flows;

●	governmental regulation of foreign investment in China;

●	economic, political and other conditions in the United States, China and other countries; and

●	governmental policies relating to foreign currency borrowings.

The sale of additional equity securities would result in dilution of our existing shareholders. In addition, the incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is highly uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management and technical staff. In particular, our success depends on the continued efforts of Ms. Zhixin Liu, our Chairman of the Board of Directors, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary, and Mr. Fu Liu, our Director. Ms. Liu and Mr. Liu (who are daughter and father) have been instrumental in developing our business model and are crucial to our business development. There can be no assurance that they will continue in their present capacities for any particular period of time. The loss of the services of Ms. Liu and Mr. Liu could materially and adversely affect our business development. In addition, the development of new Internet security products and marketing service platform requires us to retain certain key technical staff. Our research and development efforts rely on Mr. Zhiqiang Qian, our research and development director and senior engineers Messrs. Jiangshan Liu and Ruiping Shen. The loss of these technical staff would negatively affect our introduction of new products and service platforms, our ability to capture new market share and our ability to generate sales revenue.

The Internet security product and various service industries we are in are characterized by constant and rapid technological change and evolving standards. If we fail to anticipate and adapt to these changes and evolutions, our sales, gross margins and profitability will be adversely affected.

Technologies change rapidly in the Internet security product, new media advertising, micro marketing and data processing industries with frequent new product and service developments and evolving industry standards. Companies operating within these industries are continuously developing new products and services with heightened performance and functionality, putting pricing pressure on existing products. Accordingly, we believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. Our failure to accurately anticipate the introduction of new technologies or adapt to fluctuations in the industry could lead to our having significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than anticipated. In addition, if we are unable to develop planned new technologies, we may be unable to compete effectively due to our failure to offer products or services most demanded by the marketplace. Products and services that our competitors develop or introduce may also render our products and services noncompetitive or obsolete. If any of these failures occur, our business and results of operations would be adversely affected.

We may face heightened competition from existing mature competitors as well as new entrants into the Internet security equipment and service industries in which we compete within the PRC. If we are unable to compete effectively, we may lose customers and our financial results will be negatively affected.

The Internet security equipment industry in the PRC is highly competitive. Currently, Shuhai Beijing’s primary competitors for Internet security equipment and ISP connecting services are mature companies with longer operating histories, more engineering resources, relatively sophisticated distribution channels and existing customer bases. Further, there are new competitors entering the micro marketing, new media advertising and data processing services industries. As a result, we could experience difficulties in obtaining customers, capturing market share, and generating revenue from our major products and services.

Changes to existing regulations may present technical, regulatory and economic barriers to the provision of our product, which may significantly increase our costs and adversely affect the results of our operations.

The Internet security industry in China is highly regulated by the PRC Ministry of Public Security. In particular, Computer Information System Security Specific Product Testing and Sales License Management Method (Ministry of Public Security Order No. 32) sets forth the technical standards for Internet security products as well as the procedures for applying for and maintaining permits for selling such products. The PRC Ministry of Public Security might change the regulatory framework or impose higher technical standards in the future. As a result, we would have to incur extra costs in connection with engaging new technical staff, improving our existing products, and renewing our permit.

The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain listing of our common stock.

We may be unable to attract and retain qualified officers and directors required to provide for our effective management because of the rules and regulations that govern publicly listed companies, including, but not limited to, certifications by principal executive officers.  Currently, none of our officers or directors have experience in operating a U.S. public company. Moreover, the actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers. At present, we do not maintain an independent board and do not have any board members who would meet the independence requirements of the various exchanges. Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members going forward.  If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange or quotation system (assuming we are able to obtain such listing) could be adversely affected.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. Our senior management, which current consists solely of Ms. Zhixin Liu, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management’s override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our Company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year ending June 30, 2017. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling a system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock shares to decline, and we may be subject to investigation or sanctions by the SEC.

We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act (as defined below), if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time and subject to other conditions being met, we would cease to be an “emerging growth company” as of the following December 31.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure will result in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a new public company, we will be faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

Risks Relating to the Our Corporate Structure

Our corporate structure, in particular, our variable interest entity contracts (the “VIE Contractual Agreements”) are subject to significant risks, as set forth in the following risk factors.

We are a holding company that depends on cash flow from Shuhai Skill (HK), its subsidiary and Shuhai Beijing to meet our obligations.

After the consummation of the Share Exchange, we became a holding company with no material assets other than the stock of Shuhai Skill (HK).  Accordingly, all of our operations are conducted through Shuhai Skill (HK), its direct subsidiary Tianjin Information and its variable interest entity Shuhai Beijing.  We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used in their operations.

We depend upon the VIE Arrangements in conducting our business in the PRC, which may not be as effective as direct ownership.

Our affiliation with Shuhai Beijing is managed through the VIE Contractual Agreements, which Agreements may not be as effective in providing us with control over Shuhai Beijing as direct ownership.  The VIE Contractual Agreements are governed by and would be interpreted in accordance with the PRC laws.  They also provide for the resolution of disputes through arbitration pursuant to PRC laws. If Shuhai Beijing fails to perform the obligations under the VIE Contractual Agreements, we may have to rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Contractual Agreements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Shuhai Beijing, which currently is considered a VIE for accounting purposes, and we are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices and methods used in preparing financial statements for PRC purposes from the principles, practices and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified and reconciled in financial statements for United States and SEC purposes.

Because we rely on the Operation and Intellectual Property Service Agreement with Shuhai Beijing for our revenue, the termination of this agreement would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the VIE Contractual Agreements. As a result, our revenues rely on dividend payments from Tianjin Information after it receives payments from Shuhai Beijing pursuant to the Operation and Intellectual Property Service Agreement. Shuhai Beijing may terminate the Operation and Intellectual Property Service Agreement without cause. Because neither we, nor our subsidiaries, own equity interests of Shuhai Beijing, the termination of the Operation and Intellectual Property Service Agreement would sever our ability to continue receiving payments from Shuhai Beijing under our current holding company structure. While we are currently not aware of any event or reason that may cause the Operation and Intellectual Property Service Agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Operation and Intellectual Property Service Agreement is terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Contractual arrangements entered into by our subsidiary and our PRC operating affiliate may be subject to scrutiny by the PRC tax authorities. Such scrutiny may lead to additional tax liability and fines, which would hinder our ability to achieve or maintain profitability.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions entered into by our subsidiary and our PRC operating affiliate are found not to have been conducted on an arm’s-length basis or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

We conduct our business through Shuhai Beijing by means of contractual arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Tianjin Shuhai and Shuhai Beijing. Although we have been advised by our PRC counsel, Zhongyin Law Offices, that based on their understanding of the current PRC laws, rules and regulations, the structure for operating our business in China (including our corporate structure and contractual arrangements with Shuhai Beijing and its stockholders) comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, the PRC courts or regulatory authorities may determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. We are aware of a case involving Chinachem Financial Services where certain contractual arrangements for a Hong Kong Company to gain economic control over a PRC Company were declared to be void by the PRC Supreme People's Court. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, our contractual arrangements will become invalid or unenforceable.

If any of our PRC entities or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

  revoking the business and operating licenses;
  discontinuing or restricting the operations;
  imposing conditions or requirements with which the PRC entities may not be able to comply;
  requiring us and our PRC entities to restructure the relevant ownership structure or operations;
  restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China; or
  imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

On or around September 2011, various media sources reported that the China Securities Regulatory Commission (the “CSRC”) had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or what they would provide. If our ownership structure, contractual arrangements or businesses of Shuhai Beijing are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities, including the CSRC, would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Shuhai Beijing, revoking the business licenses or operating licenses of Shuhai Beijing, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations.

The draft Foreign Investment Law proposes sweeping changes to the PRC foreign investment legal regime and will likely to have a significant impact on businesses in China controlled by foreign invested enterprises primarily through contractual arrangements, such as our business.

On January 19, 2015, the PRC Ministry of Finance (“MOFCOM”) published a draft of the PRC Law on Foreign Investment (Draft for Comment), or the Foreign Investment Law, which is open for public comments until February 17, 2015. At the same time, MOFCOM published an accompanying explanatory note of the draft Foreign Investment Law, or the Explanatory Note, which contains important information about the draft Foreign Investment Law, including its drafting philosophy and principles, main content, plans to transition to the new legal regime and treatment of business in China controlled by foreign invested enterprises, or FIEs, primarily through contractual arrangements. The draft Foreign Investment Law is intended to replace the current foreign investment legal regime consisting of three laws: the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, as well as detailed implementing rules. The draft Foreign Investment Law proposes significant changes to the PRC foreign investment legal regime and may have a material impact on Chinese companies listed or to be listed overseas. The proposed Foreign Investment Law is to regulate FIEs the same way as PRC domestic entities, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in a “Negative List.” Because the Negative List has yet to be published, it is unclear whether it will differ from the current list of industries subject to restrictions or prohibitions on foreign investment (including our industry). The draft Foreign Investment Law also provides that only FIEs operating in industries on the Negative List will require entry clearance and other approvals that are not required of PRC domestic entities. As a result of the entry clearance and approvals, certain FIE’s operating in industries on the Negative List may not be able to continue to conduct their operations through contractual arrangements.

The specifics of the draft Foreign Investment Law’s application to variable entity structures have yet to be proposed, but it is anticipated that the draft Foreign Investment Law will regulate variable interest entities. MOFCOM suggests both registration and approval as potential options for the regulation of variable entity structures, depending on whether they are “Chinese” or “foreign-controlled.” One of the core concepts of the draft Foreign Investment Law is “de facto control,” which emphasizes substance over form in determining whether an entity is “Chinese” or “foreign-controlled.” This determination requires considering the nature of the investors that exercise control over the entity. “Chinese investors” are natural persons who are Chinese nationals, Chinese government agencies and any domestic enterprise controlled by Chinese nationals or government agencies. “Foreign investors” are foreign citizens, foreign governments, international organizations and entities controlled by foreign citizens and entities. We are majority controlled by Mr. and Ms. Liu, both of whom are PRC nationals, therefore, it increases the likelihood that our company may be deemed “Chinese” controlled. In its current form, the draft Foreign Investment Law will make it difficult for foreign financial investors, including private equity and venture capital firms, to obtain a controlling interest of a Chinese enterprise in a foreign restricted industry. However, under the proposed new law, we may no longer need to hold interests in our operating affiliate through contractual arrangements and may be able to have control through direct equity ownership.

There is substantial uncertainty regarding the draft Foreign Investment Law, including, among others, what the actual content of the law will be as well as the adoption timeline or effective date of the final form of the law. While such uncertainty exists, we cannot determine whether the new foreign investment law, when it is adopted and becomes effective, will not have a material positive or negative impact on our corporate structure and business.

The contractual agreements that we have with our PRC operating affiliate may be determined to be a mechanism to circumvent the restriction of foreign ownership of a business in the PRC, and therefore could be determined to be unenforceable because they are against public policy.

We do not have a direct ownership interest in Shuhai Beijing, our PRC operating affiliate. Instead, through a series of contractual arrangements entered into between Shuhai Beijing and our subsidiary, Tianjin Information, we are able to: (i) exert effective control over our PRC operating affiliate; (ii) receive substantially all of the economic benefits derived from the business operations of our PRC operating affiliate; and (iii) have an exclusive option to purchase all or part of the equity interests in our PRC operating affiliate. Notwithstanding the foregoing, there is a risk that these contractual agreements between Shuhai Beijing and our subsidiary, Tianjin Information, may be determined by a government agency in the PRC to be a mechanism to circumvent the restrictions on foreign ownership of a PRC business and therefore could be determined to be unenforceable because they are against public policy in the PRC. If the agreements were determined to be void as against public policy, we would have no right to the economic benefits from the operations of our PRC affiliate and we would have no other means of generating revenue.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through contractual arrangements with our affiliated entities. As part of these arrangements, substantially all of our assets that are important to the operation of our business are held by our affiliated entities. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our common stock.

Risks Associated With Doing Business in China

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of our business.

The PRC's economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social environment.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC. Although the PRC economy has grown significantly in recent years, there is no assurance that this growth will continue. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our product and services.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the U.S and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries that may affect our economic outlook both in the U.S and in China. Any political or trade controversies between the U.S and China, whether or not directly related to our business, could reduce the price of our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our services and products.

The fluctuation of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, various factors, such as changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China has decided to further implement the reform of the RMB exchange regime and to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of shares of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. As a result, restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders in U.S. dollars. Under current PRC laws and regulations, Renminbi is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, Renminbi is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by SAFE. For example, foreign exchange transactions under our subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

Our subsidiaries and affiliated entities in China are subject to restrictions on making dividends and other payments to us.

We are a holding company and rely principally on dividends paid by our subsidiary in China for our cash needs, including paying dividends and other cash distributions to our shareholders to the extent we choose to do so, servicing any debt we may incur and paying our operating expenses. Shuhai Skill (HK)’s income in turn depends on the service fees paid by our affiliated entities. Current PRC regulations permit our subsidiary in China to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under the applicable requirements of PRC law, Shuhai Skill (HK) may only distribute dividends after it has made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. In addition, at the end of each fiscal year, our school as a private school in China is required to allocate a certain amount to its development fund for the construction or maintenance of the school properties or purchase or upgrade of school facilities. In addition, if our subsidiaries or our affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

Because our principal assets are located outside of the United States and all of our directors and officers reside outside the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or to enforce a U.S. court judgment against us or them in the PRC.

Our directors and officers reside outside the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights against us based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, it may be difficult to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties against us or our officers and directors under the U.S. federal securities laws or otherwise.

We may be required to obtain prior approval of the China Securities Regulatory Commission, or CSRC, of the listing and trading of our common stock.

On August 8, 2006, six PRC regulatory authorities, including the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, State Administration for Industry and Commerce of PRC, or SAIC, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. This regulation, among other things, requires that the listing and trading on an overseas stock exchange of securities in an offshore special purpose vehicle formed for purposes of holding direct or indirect equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals be approved by the CSRC. On September 21, 2006, the CSRC published on its official website the procedures for such approval process. In particular, certain documents are required to be filed with the CSRC as part of the approval procedures and it could take several months to complete the approval process.

While the implementation and interpretation of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, that approval by the CSRC is not required for this resale registration because we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals as defined under the M&A Rules. However, we cannot assure you that the relevant PRC regulatory authorities, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory authority subsequently determines that we need to obtain the CSRC’s approval for this resale registration, we may face sanctions by the CSRC or other PRC regulatory authorities. In such event, these regulatory authorities may, among other things, impose fines and penalties on or otherwise restrict our operations in the PRC or delay or restrict any remittance of the proceeds from this resale registration into the PRC. Any such or other actions taken could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, and the trading price of our common stock.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by the MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

In addition, if the MOFCOM determines that we should have obtained its approval for our entry into contractual arrangements with our affiliated entities, we may be required to file for remedial approvals. There is no assurance that we would be able to obtain such approval from the MOFCOM. We may also be subject to administrative fines or penalties by the MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from make loans or additional capital contributions to our PRC subsidiary and affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC subsidiary, we may (i) make loans to our PRC subsidiary and affiliated entities, (ii) make additional capital contributions to our PRC subsidiary, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•	loans by us to our wholly-owned subsidiary in China, which is a foreign-invested enterprise, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange of the PRC, or SAFE, or its local counterparts;

•	loans by us to our affiliated entities, which are domestic PRC entities, over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

•	capital contributions to our wholly-owned subsidiary must be approved by the MOFCOM or its local counterparts.

On August 29, 2008, State Administration of Foreign Exchange (SAFE) promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of its capital contribution in foreign currency into Renminbi. The notice requires that the capital of a foreign-invested company settled in Renminbi converted from foreign currencies shall be used only for purposes within the business scope as approved by the applicable governmental authorities. Such loan may not be used for equity investments within the PRC unless such activity is set forth in the business scope or is otherwise permissible under PRC laws or regulations. In addition, SAFE strengthened its oversight of the flow and use of such capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not otherwise been used. Violations of Circular 142 will result in severe penalties including heavy fines. As a result, Circular 142 may significantly limit our ability to transfer funds to our operations in China through our PRC subsidiary, which may adversely affect our ability to expand our business.

SAFE also promulgated Circular 59 on November 9, 2010, which, among other things, requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents, or otherwise approved by the board of directors. Accordingly, as we apply with SAFE to convert foreign currencies into Renminbi funds for use of such funds in the PRC, they need to be used in accordance with the section entitled “Use of Proceeds,” or when the proposed use of the proceeds is inconsistent with what is set forth in the section entitled “Use of Proceeds,” we need to submit a board resolution in relation to such proposed use of proceeds to SAFE and the settlement of foreign exchange for such use of proceeds must comply with PRC regulations in relation to foreign exchange.

In addition, SAFE issued an internal guideline to its local counterparts, referred to as Circular 45, in November 2011. Based on the version of Circular 45 made publicly available by certain local governmental authorities on their websites, we understand that Circular 45 requires SAFE’s local counterparts to strengthen the control imposed by Circulars 142 and 59 over the conversion of a foreign-invested company’s capital contributed in foreign currency into RMB. Circular 45 stipulates that a foreign-invested company’s RMB funds, if converted from such company’s capital contributed in foreign currency, may not be used by such company to (i) extend loans (in the form of entrusted loans), (ii) repay borrowings between enterprises, or (iii) repay bank loans it has obtained.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in China. If we fail to receive such registrations or approvals, our ability to use capital raised and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since SAFE Circular No. 37 was issued a year ago, there remains uncertainty with respect to its implementation. We have requested PRC residents who we know currently hold direct or indirect interests in our company to make the necessary applications, filings and amendments as required under SAFE Circular No. 37 and other related rules. However, we cannot assure you that these individuals or any other direct or indirect shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiary could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in China and all of our officers and directors reside in China.

We conduct substantially all of our operations in China through Shuhai Beijing, our consolidated VIE in China. All of our current officers and directors reside outside the United States and substantially all of the assets of those persons are located outside of the United States. Because of this factor, it may be difficult for you to conduct due diligence on the Company, our executive officers or directors and attend stockholders meetings if the meetings are held in China. As a result, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely or predominantly within the United States.

You may experience difficulties in protecting your rights through the United States courts.

Currently, substantially all of our operations are conducted in China and substantially all of our assets are located in China. All of our officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a stockholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, it may be difficult or impossible for you to effect service of process within the United States upon us our directors and officers in the event that you believe that your rights have been violated under United States securities laws or otherwise. Even if you are successful in effecting service of process and bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the PRC of judgments obtained in the United States.

Labor contract laws in China may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, or the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based on the mandatory requirement age. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

The economy of China has been experiencing significant growth, leading to inflation and increased labor costs. China’s overall economy and the average wage in the PRC are expected to continue to grow. Future increases in China’s inflation and material increases in the cost of labor may materially and adversely affect our profitability and results of operations unless we are able pass on these costs to our students by increasing tuition.

Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in China. PCAOB currently cannot inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this prospectus filed with the SEC. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, work papers located in China are not currently inspected by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, the PCAOB is currently unable to inspect an auditor’s audit work related to a company’s operations in China and where such documentation of the audit work is located in China. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

The inability of the PCAOB to conduct inspections of our auditors’ work papers in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Relating to Our Common Stock

Our majority stockholders will control our company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Our officers and directors collectively have over 80% beneficial ownership of our Company. This is particularly the case as our two directors are members of the same family. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

As we are in our early stages, an investment in our Company will likely require a long-term commitment, with no certainty of return. Although our common stock is listed for quotation on the OTC Pink under the ticker symbol “DTSS,” as of the date of this prospectus, there has never been any trading in our common stock. There is a risk that we will not be able to have our stock listed or quoted on a more established market, and even if we are able to do so (of which no assurances can be given), we cannot predict whether an active market for our common stock will ever develop in the future.  In the absence of an active trading market:

  Investors may have difficulty buying and selling or obtaining market quotations;
  Market visibility for shares of our common stock may be limited; and
  A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

Assuming we can find market makers to establish quotations for our common stock, we expect that our common stock will be quoted on the OTC Bulletin Board (known as the OTCBB) or OTCQB market operated by OTC Markets Group, Inc.  Like the OTC Pink, these markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB/OTCQB, in which case it might again be listed on OTC Pink, which is even more illiquid than the OTC Bulletin Board.

The lack of an active market impairs your ability to sell your shares of our common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to expand our operations through acquisitions by using our shares as consideration.

Even if our common stock becomes publicly-traded and an active trading market develops, the market price for our common stock may be volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurance can be given, the market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

  the perception of U.S. investors and regulators of U.S. listed Chinese companies;
  actual or anticipated fluctuations in our quarterly operating results;
  changes in financial estimates by securities research analysts;
  negative publicity, studies or reports;
  conditions in Chinese and global cybersecurity product markets;
  our capability to match and compete with technology innovations in the industry;
  changes in the economic performance or market valuations of other companies in the same industry;
  announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;
  addition or departure of key personnel;
  fluctuations of exchange rates between RMB and the U.S. dollar; and
  general economic or political conditions in or impacting China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our common stock begin trading on over-the-counter, our common stock may be “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common stock may not develop or be sustained.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which we plan to have quoted for trading on the OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of our common stock, have an adverse effect on the market for shares of our common stock, and thereby depress price of our common stock.

You may face significant restrictions on the resale of your shares of our common stock due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Potential future sales under Rule 144 may depress the market price for the common stock.

In general, under Rule 144, a person who has satisfied a minimum holding period of between six months to one-year, as well as meeting any other applicable requirements of Rule 144, may thereafter sell such shares publicly. Therefore, the possible sale of unregistered shares may, in the future, have a depressive effect on the price of our common stock in the over-the-counter market.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shuhai Beijing. Shuhai Beijing may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements,” which are statements that relate to future events or our future operational or financial performance or prospects.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.

Readers are cautioned that the forward-looking statements contained herein are only predictions and involve significant known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Many of these risks may be beyond our control to have any impact on.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We are registering a total of 9,393,000 shares of our common stock for sale by selling security holders.  No shares are being registered for sale by the Company. The Company will not receive funds from the sale of shares being offered by the selling security holders.

SELLING SECURITY HOLDERS

The selling security holders named in this Prospectus are offering 9,393,000 shares of the common stock offered through this Prospectus.  The shares were sold between January 1, 2015 through February 2, 2015 pursuant to offerings exempt from registration under the Securities Act of 1933, as amended, as provided and promulgated by the SEC and Regulation S, as detailed below.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

  None of these issuances involved underwriters, underwriting discounts or commissions;
  We placed Regulation S required restrictive legends on all certificates issued;
  No offers or sales of stock under the Regulation S offering were made to persons in the United States;
  No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

  Access to all our books and records.
  Access to all material contracts and documents relating to our operations.
  The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Thirty-two (32) unaffiliated investors purchased 10,000,000 (2,000,000 pre-split) shares under an offering exempt from registration under the Securities Act of 1933 as provided in Regulation S.

The following provides, as of February 5, 2016, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

  The number of shares owned by each prior to this Offering;
  The total number of shares that are to be offered for each;
  The total number of shares that will be owned by each upon completion of the Offering;
  The percentage owned by each; and
  The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties that follow are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported.  None of the selling security holders is a spouse or minor child of another shareholder.  In addition, the table assumes that the selling security holders do not sell shares of common stock not being offered through this Prospectus and do not purchase additional shares of common stock.  The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 55,000,000 shares outstanding as of the date of this prospectus.

	Shares	Total of	Total	Percent
Name of	Owned Prior	Shares	Shares	Owned
Selling	To This	Offered	After	After
Shareholder	Offering	For Sale	Offering	Offering
JUNYING LI(1)	1,393,000	1,393,000	0	0
PENG CHEN	1,500,000	1,500,000	0	0
YANFEI DUAN	500,000	500,000	0	0
ZHIJUAN LIU	500,000	500,000	0	0
JING SUN	500,000	500,000	0	0
ZHIFENG LIU	500,000	500,000	0	0
ZHIQIANG DUAN	500,000	500,000	0	0
HAIMING CHEN	500,000	500,000	0	0
KAIMING LIU	500,000	500,000	0	0
CHUNYAN ZHAO	500,000	500,000	0	0
JIPENG LIU	500,000	500,000	0	0
HUANHUAN LI	50,000	50,000	0	0
MINGHUI JI	50,000	50,000	0	0
YULONG WANG	50,000	50,000	0	0
HUAMIN YANG	50,000	50,000	0	0
CHAO LV	50,000	50,000	0	0
JINGYU ZHANG	50,000	50,000	0	0
LONG JIN	50,000	50,000	0	0
XINKAI XUE	50,000	50,000	0	0
XUEMEI CEN	50,000	50,000	0	0
GUANGWU MENG	50,000	50,000	0	0
HUA XU	50,000	50,000	0	0
MANJUN SUN	50,000	50,000	0	0
AO CUI	50,000	50,000	0	0
TINGTING SONG	50,000	50,000	0	0
XIFAN TONG	50,000	50,000	0	0
HAILONG BIAN	50,000	50,000	0	0
WEI DOU	50,000	50,000	0	0
JUN CUI	50,000	50,000	0	0
WEIHONG XU	50,000	50,000	0	0
BINGJIA LIU	50,000	50,000	0	0
WEIWEI GAO	1,000,000	1,000,000	0	0

(1)	Ms. Li is the mother of Zhixin Liu, the Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Secretary and Treasurer of the Company, and is the wife of Fu Liu, our director.

To our knowledge, unless indicated above, none of the selling security holders:

  Has had a material relationship with the Company or any of its predecessors or affiliates at any time within the past three years;
  Are broker-dealers or affiliates of broker dealers; or
  Has ever been an officer or director of Datasea Inc. (f/k/a Rose Rock Inc.).

PLAN OF DISTRIBUTION

The selling security holders (which term, as used herein, includes donees, pledgees, transferees, distributes, assignees, heirs or other successors-in-interest of such individuals or entities) may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We will not receive any proceeds from the sale of any of the 9,393,000 shares by the selling security holders.

The selling security holders may sell some or all of their shares at prevailing market prices on OTC Pink (or on such other market where our common stock is listed or quoted from time to time) or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  privately negotiated transactions;
  short sales;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Commissions and discounts paid in connection with the sale of the shares by the selling security holders will be determined through negotiations between the shareholders and the broker-dealers through or to which the securities are to be sold, and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors.  The separate costs of the selling security holders will be borne by the shareholder.  Any broker, broker-dealer or agent that participates with the selling security holders in the sale of the shares by them will be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them will be deemed to be underwriting commissions under the Securities Act.  In the event any selling shareholder engages a broker-dealer to distribute their shares, and the broker-dealer is acting as underwriter, we will be required to file another post-effective amendment containing the name of the underwriter.

The selling security holders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock.  In particular, during times that the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law.

Regulation M prohibits certain market activities by persons selling securities in a distribution.  To demonstrate their understanding of those restrictions and others, selling security holders will be required, prior to the release of unrestricted shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this Prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

Trading in our shares is regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a "penny stock.” For the purposes relevant to the Company, a penny stock is defined as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.  The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the broker/dealer relating to the penny stock market, which, in highlight form, (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.  Before you trade a penny stock your broker is required to tell you the offer and the bid on the stock, and the compensation the salesperson and the firm receive for the trade.  The firm must also mail a monthly statement showing the market value of each penny stock held in your account.

We can provide no assurance that all or any of the shares of our common stock offered will be sold by the selling security holders.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling security holders have been deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling security holders and any other persons who are involved in the distribution of the shares of common stock pursuant to this Prospectus.

We are bearing all costs relating to the registration of the common stock.  While we have no formal agreement to provide funding with our directors, they have verbally agreed to advance additional funds in order to complete the registration statement process.  Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling security holders or other party selling the common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 375,000,000 shares of common stock, par value $0.001 per share.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Reference is made to the Company's Articles of Incorporation, By-laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this Prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

CORPORATE HISTORY AND STRUCTURE

Datasea Inc. was incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock, Inc. On May 26, 2015, the Company amended its articles of incorporation to change its name to Datasea Inc. Up until October 2015, the Company’s primary business activities have been providing consulting services to various U.S. companies who seek to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, the Company was considered a shell company as defined in Rule 12b-2 under the Securities Act, as it had no or nominal business operations, employees and/or assets.

In October 2015, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Zhixin Liu and Fu Liu, the shareholders (“Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC (the “Share Exchange.”) Through the Share Exchange, Shuhai Skill (HK) and its wholly foreign owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Harbin Information”) became wholly-owned subsidiaries of the Company, and Shuahi Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), became the Company’s variable interest entity.

All of the Company’s business operations are structured around a series of contractual agreements (the “VIE Contractual Agreements”) entered into in October 2015 between Tianjin Information, our wholly-owned subsidiary, and Shuhai Beijing and its shareholders. Through the VIE Contractual Agreements, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

The chart below depicts the corporate structure of the Company as of the date of this prospectus. The Company owns 100% of the capital stock of Shuhai Skill (HK), Shuhai Skill (HK) owns 100% of the capital stock of Tianjin Information and Harbin Information (a presently inactive entity) and Shuhai Beijing is a VIE of the Company which is wholly controlled by the Company through VIE Contractual Agreements between Tianjin Information and the Shareholders of Shuhai Beijing.

As a result of the Share Exchange, all of the Company’s business operations are conducted through Shuhai Beijing.

BUSINESS

Shuhai Information Technology Co. Ltd. (“Shuhai Beijing”) was formed and registered with the PRC’s Administration of Industry and Commerce in February of 2015. The Company designs, researches and develops, manufactures, and sells Internet security products such as wired and wireless gateways with network security auditing functions. Shuhai Beijing is presently in its early stages of development and has not generated any revenue or profit to date, but its goal is to become a nationwide provider of new media marketing, micro marketing, and data processing service in the PRC. Through its end consumer marketing platform, Shuhai Beijing is seeking to offer one stop marketing solutions to businesses. In addition, Shuhai Beijing has obtained an ISP permit which enables the Company to obtain qualification to connect Internet cables for both residential and commercial use. At present, Shuhai Beijing leases a single office space in Beijing, China.

Shuhai Beijing’s products and services can be delineated into the following five categories:

Internet Security Equipment – Shuhai Beijing’s main product is developing and deploying Internet security equipment. Such equipment not only meets the technical standards set forth by the Ministry of Public Security but also aims to satisfy market demands for commercial cybersecurity products. We have developed three types of indoor equipment designed for facilities of different sizes and one type of outdoor equipment primarily for use by local branches of the Ministry of Public Security.

New Media Advertising Service – Using the Wechat cellphone app, Shuhai Beijing has developed a new electronic platform called “Xin Platform.” The Xin Platform has the technological capability to identify potential customers and market merchants’ products and service to those targeted customers. The company has applied the “信平台XPT” trademark for its Xin Platform. One component of the Xin Platform is our advertising promotion platform of which we have completed our research and development efforts and started to market our advertising service via such platform to merchants.

Micro Marketing Service – Another component of the Xin Platform is our office to office, or O2O, management platform. Shuhai Beijing has developed a micro marketing service (“MMS”) via the O2O management system, which provides marketing services to traditional merchants such as supermarkets, hotels, shopping malls and restaurants. All testing of the MMS software was completed in August of 2015 and Shuhai Beijing has started the trial of MMS services. The Company has designed industry-specific marketing plans, which will be rolled out to consumers through the Company’s MSS product.

Internet Service Provider (ISP) connecting service – ISP refers to a series of services in connection with connecting computers and other devices of end customers to the Internet. The Company has the technical capacity to provide ISP connecting service and also obtained the Value-Added Telecommunication Business Operating License in August 2015, which is the license required by the PRC government to provide ISP connecting service. The major target consumers of ISP connecting services are merchants and public institutions that are users of Internet security equipment.

Large Data Processing Service – The Company aims to become a national provider of large data processing services in the PRC. Currently, Shuhai Beijing is in the process of developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management. Such processing services can be used by businesses in a wide range of industries. In order to have the technical capacity to provide such service, our research and development process has two phases: data collection and data analysis. As of the date of this prospectus, we have completed the data collection phase and are in the process testing our data analysis capacity.

Customers

Shuhai Beijing currently markets its products and services in the PRC. The primary target customers for its Internet security equipment and ISP connecting service will be users of Internet. In particular, our primary target customers of indoor Internet security equipment are facilities that provide free Internet access to their customers such as hotels, hospitals and schools. These facilities are required by the Ministry of Public Security and its local counterparts to install Internet security equipment on their computers. Our primary target consumers of outdoor Internet security equipment are local branches of the Ministry of Public Security as part of their efforts to set up Internet security systems mandated by the Ministry of Public Security. We recently secured a government procurement contract of 4,000 outdoor Internet security equipment from the Bureau of Public Security of Daqing City in Heilongjiang Province.

With regard to its micro marketing, new media advertising and data processing services, Shuhai Beijing anticipates that its major customers will be businesses in various industries such as hospitality, retail, and tourism.

Product Manufacturing

For cost savings purposes, Shuhai Beijing has outsourced the production of Internet security equipment to Shenzhen Shunxin Technology Co., Ltd. (“Shenzhen Shunxin”), a third-party entity in Guangdong Province, P.R. China. Shenzhen Shunxin has a permit issued by the Ministry of Public Security for manufacturing Internet Security products. Pursuant to the Strategic Cooperation Framework Agreement with the Company, Shenzhen Shunxin has the obligation to meet the technical standard set forth by Shuhai. If the demands for our products increase in the future, we would need to negotiate agreements with new manufacturing contractors or build our own manufacturing facilities to meet increasing customer demands for our equipment.

Marketing

Shuhai Beijing promotes its products and services through both traditional and new media marketing channels. The Company is in the process of establishing a nationwide distribution network consisting of agents in different regions. Currently, Shuhai Beijing has a total of 26 regional agents located in four provinces including Heilongjiang, Jilin, Shandong, and Sichuan. The Ministry of Public Security determines whether the Company’s wired and wireless gateways with network security auditing functionality will be named as recommended products. Pertinent to the requirements of the Ministry of Public Security, Shuhai Beijing chooses distributors with either relationships with the Public Security Bureau or market promotion capability and experience to effectively and quickly install wired or wireless gateways with network security auditing functionality into retailors’ shop and capture market share. The Company organizes seminars to provide regional agents trainings on the technical features and pricing structures of our Internet security equipment.

In addition, Shuhai Beijing maintains seven full-time employees who focus on sales and marketing efforts relating to the promotion of Shuhai Beijing’s products and services. The marketing employees arrange for advertising events and prepare corporate literature for distribution to promote Shuhai Beijing’s products and services. By leveraging its technological expertise in new media marketing, Shuhai Beijing also targets its potential customers through the social media app Wechat and also developed its own Xin Platform as a marketing platform. The Company also plans to market its product and services by providing potential customers the opportunities to try out our products and services.

Competition

The Internet security equipment industry in the PRC is highly competitive. With the rapid development of the Internet over the past two decades, new cybersecurity technology has been continuously developing and new cybersecurity products have been continuously entering the market. The Company has several competitors in both the Internet security equipment and new media advertising markets. Our three largest competitors in China are Guangzhou Xunqi Digital Technology Co., Ltd., Shenzhen RenZixing Network Technology Co., Ltd. and Zhuhai Jilangling Network Technology Co., Ltd. Our competitors in the ISP connecting market are primarily China Telecom and China Unicom, both are State Own Enterprises with over 70% market share collectively.

In order to compete with mature competitors with longer operating history, we decide to offer our ISP connecting service and micro marketing along with Internet security equipment as a package to facilities that offer free Internet access to their customers such as hotels and hospitals. We believe that such integration strategy will offer these facilities one-stop shopping at a relatively low price and accordingly enhance our competitive position.

Intellectual Property

As of January 2016, the Company has obtained seven copyright registrations for its software, including Shuhai Information Platform Internet Behavior Auditing Security Management System, Shuhai Information Micro Mall System, Shuhai Information Platform Micro Marketing System, Shuhai Media Advertising System, Shuhai Information Platform 3G Web Content Management System, Shuhai Information Platform SMS Platform System and Shuhai Information Platform Wireless Terminal Characteristic Collection Management System . Currently, the Company does not own any registered trademarks or patents. We have filed a trademark application for our Xin platform and such application is still pending at the time of filing this amendment. We also plan to file patent applications for our Xin platform for our network monitoring platform, micro-marketing platform, micro-shopping, and advertising platform. There may be patents issued or pending that are held by others and cover significant parts of our products or services, which may hinder our ability to obtain IP protection for some of our products and services.

Government Regulation; Licenses

Our operations are subject to and affected by PRC laws and regulations. The primary governmental regulation regulating the Internet security equipment industry in the PRC is the Cybersecurity Law, which governs entities providing “critical information infrastructure.” This statute provides basic protections for Internet users, such as not selling individual’s data to other companies without the user’s permission and not knowingly distributing malware. This law at present is only in draft form, but is expected to be adopted in the near future. Major PRC regulations applicable to our products and services and the Internet security industry include Computer Information System Security Specific Product Testing and Sales License Management Method (Ministry of Public Security Order No. 32) (“Order 32”) and Internet Security Protection Technology Measures Provision (Ministry of Public Security Order No. 82) (“Order 82”). Order 32 sets forth the license requirement for Internet security products providers and related approval procedures of license applications. Order 82 specifies certain security measures Internet service providers shall take to ensure Internet security. Providers of ISP connecting service and Internet-based data processing service are within the scope of Order 82.

Shuhai Beijing currently maintains the following licenses issued by the PRC government:

•	Business License issued by Beijing Municipal Industry and Commerce Administration;
•	Beijing Statistics Registration Certificate issuing by Beijing Municipal Bureau of Statistics;
•	Zhongguancun High-tech Enterprises Certificate issued by Zhongguancun Science Park Administrative Committee; and
•	Value-Added Telecommunications Business Operating License issued by Ministry of Industry and Information Technology.

Employees

As of the date of this prospectus, Shuhai Beijing has a total of 27 full time employees. The following table sets forth the number of our employees categorized by function as of that date:

Function	Total Number of Employees
Management	3
Marketing and sales	7
Technology & Product Development	9
Human Resource	2
Finance & Accounting	3
Administrative	2
Total	27

Legal Proceedings

Neither we nor our subsidiaries are a party to any material pending legal proceedings, and no such proceedings are known to be contemplated. However, from time to time, we and our subsidiaries may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business and an adverse result in these or other matters may arise from time to time that may harm our business. No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than 5.0% of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation

Properties

We currently do not own any real estate or land use rights. We have entered into a one year office lease for 328 square meters with Beijing Changning Science & Technology Co. Ltd. for our headquarters office in Beijing. The lease term started on December 18, 2015 and will end on December 17, 2016. We believe this space is sufficient for our current operations.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed for quotation on the OTC Pink under the ticker symbol “DTSS.” As of the date of this prospectus, there has never been any trading in our common stock. No assurances can be given that an active trading market will ever develop for our common stock.

Of the 55,000,000 shares of common stock outstanding as of the date of this prospectus, 85.34% are beneficially owned by our officers and directors and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

Holders of Our Common Stock

As of the date of this Prospectus, we have seventy-two (72) stockholders.

Registration Rights

We have no outstanding shares of common stock or any other securities to which we have granted registration rights.

Dividends

The Company does not anticipate paying dividends on the common stock at any time in the foreseeable future.  The Company's Board of Directors currently plans to retain earnings for the development and expansion of the Company's business.  Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

Rule 144 Shares

After the date this Prospectus is declared effective, 45,200,000 of our outstanding shares of common stock will be "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.   Rule 144, as amended, is an exemption that generally provides that a person who has continuously owned shares for a six month holding period may sell the shares, provided the Company is current in its reporting obligations under the Exchange Act. The shares owned by our officers and directors are considered control securities for the purpose of Rule 144.  As such, officers, directors and affiliates are subject to certain manner of resale provisions, including an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock.  Our officers and directors beneficially own 46,393,000 restricted shares, or 85.34% of the outstanding common stock. When these shares become available for resale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company's common stock in any market that might develop.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent

Our transfer agent is West Coast Stock Transfer, Inc., located at 721 N. Vulcan Ave, Ste. 205, Encinitas, CA 92024, Telephone: (619) 664-4780.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

 Overview and Recent Developments

Datasea Inc. (the “Company”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name on May 27, 2015 by amending its articles of incorporation.

On April 22, 2015, a registration statement on Form S-1 (File No. 333-202071) registering for public resale certain shares of our common stock, par value of $0.001 per share, held by our founding stockholders was declared effective by the Securities and Exchange Commission. As of the date of this report, no public market has developed for our common stock, and no assurances can be given that such a market will ever develop.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), agreed to transfer all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company in exchange for the issuance of an aggregate of 4,000,000 (20,000,000 after the forward split effectuated by the Company on November 12, 2015 (the “Forward Split”)) shares of our common stock, thereby causing Shuhai Skill (HK) and its wholly foreign owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC to become wholly-owned subsidiaries of the Company, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), became a variable interest entity of the Company. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK).

As of October 27, 2015, the Company’s founder, Xingzhong Sun, had sold all of his shares of our common stock to Zhixin Liu, one of the two owners of Shuhai Skill (HK). The above transactions resulted in a change of control of the Company. Following the change of control, Zhixin Liu and her father, Fu Liu, beneficially owned approximately 85.45% of the outstanding shares of common stock. As of October 29, 2015, there were 11,000,000 (55,000,000 after the Forward Split) shares of common stock issued and outstanding, 9,400,000 (47,000,000 after the Forward Split) of which were owned by Zhixin Liu and Fu Liu.

On November 12, 2015, the Company filed a certificate of change to its articles of incorporation with the Secretary of State of the State of Nevada authorizing a five-for-one forward split (the “Forward Split”) of its common stock. The certificate of change was subsequently approved by FINRA and became effective on November 17, 2015. As a result of the Forward Split, (i) each shareholder of the company received five shares of Common Stock for each share held and (ii) the Company’s authorized stock increased from 75,000,000 shares of common stock to 375,000,000 shares of common stock.

As a result of the share exchange, we determined that Shuhai Skill (HK) was the accounting acquirer due to the following facts and circumstances:

(1)	after the consummation of the Exchange Agreement, the shareholders of Shuhai Skill (HK) beneficially owned 85.45% of the outstanding shares of the Company;
(2)	the Company’s board of directors consist entirely of the directors of Shuhai Skill (HK); and
(3)	the operations of the Company after the transaction are those of Shuhai Skill (HK), its subsidiaries and VIE entities.

As such, our financial statements no longer reflect the financial statements of Rose Rock, Inc. and instead reflect the historical financial statements of the Shuhai entities.

After the reverse merger, the Company, through its wholly owned subsidiaries and VIE entities, is in the business of network security equipment supplier, micro marketing service provider (“ISP”), Internet access operator and big data integration operator in China.

The Company officially commenced sales of its products in January 2016. Based on increased demand for Internet services in China, including internet security and big data integration, the Company’s management team expects a healthy growth in its business during year 2016.

Results of Operations

Three and Six Months Ended December 31, 2015

Revenue:

Revenue for the three and six months ended December 31, 2015, respectively, was $0. The Company officially commenced sales of its products in January 2016. We expect a healthy growth in our business during year 2016.

General and Administrative Expenses:

General and administrative expenses were $397,589 and $559,924 for the three and six months ended December 31, 2015, respectively, which were attributable to development costs, as well as professional fees including legal, accounting and consulting services.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of equity securities. Based on our current operating plan, we anticipate that we have sufficient cash and cash equivalents to fund our operations into the coming months. We will require additional cash to fund our operating plan past that time. If the level of revenue anticipated by our newly acquired business is not achieved or our working capital requirements are higher than planned, we will need to raise additional cash sooner or take actions to reduce operating expenses. If we cannot generate adequate cash from our business, we plan to obtain additional cash through the issuance of equity or debt securities. There can be no assurance that we will be able to generate revenue or that additional capital will be available or that, if available, it will be available on terms acceptable to us on a timely basis. If adequate funds are not available on a timely basis, we intend to limit our operations to extend our funds as we pursue other financing opportunities and business development opportunities. This limitation of operations could include reducing our planned investment in working capital to fund revenue growth and result in reductions in staff, operating costs and capital expenditures of our Chinese operating subsidiary.

Assets and Liabilities:

As of December 31, 2015, we had a working capital of $31,821. Our current assets on December 31, 2015 were $145,293 primarily consisting of cash of $115,154 and prepaid expenses and other current assets of $21,711. Our current liabilities were primarily composed of accrued expenses and other payables of $48,191 and loan payable to shareholder of $65,281. Due to our negative cash flow from operating activities and no revenue incurred since inception, our auditors expressed substantial doubt about the Company’s ability to continue as a going concern.

No comparative information is available since the Company was formed on February 11, 2015.

Net cash used in operating activities was $530,049 during the six months ended December 31, 2015, which primarily consisted of our net loss of $559,886, offset by a noncash adjustment of $7,242 and by an increase of accrued expenses and other payables of $20,259.

Net cash used in investing activities totaled $8,516 for the six months ended December 31, 2015 which primarily related to cash received from merger of $12,618 and expenditure on the acquisition of office equipment and intangible assets of $21,134.

Net cash provided by financing activities was $652,854 during the six months ended December 31, 2015, which primarily consisted of capital contribution of $651,435 and loan from shareholder of $10,217 and offset by payment on behalf of related party of $8,798.

From February 11, 2015 (date of inception) to June 30, 2015

From February 11, 2015 through June 30, 2015, we had no revenue.  Operating expenses during this period were $202,740. At June 30, 2015, we had a working capital deficiency of $58,115. We are a start-up business. In accordance with ASC 720, “Start-up Costs,” we expense all costs incurred in connection with the start-up and organization of the Company. These circumstances, among others, raise substantial doubt about our ability to continue as a going concern.

Our management recognizes that the Company must generate sales and invest additional resources to enable it to continue to develop its operations. We expect to officially commence sales of our products by December 2015. Based on increased demand for Internet services in China, including Internet security and big data integration, we anticipate a healthy growth in our business. We intend to raise additional financing through debt and equity financing or through other means as we deem necessary, with a view to moving forward and sustaining prolonged growth in our initial stage of development.

Liquidity and Capital Resources

As of June 30, 2015, we had cash and cash equivalents of $5,904. We had a net working deficit of $58,115 at June 30, 2015. Our current cash position, together with the cash we anticipate generating from operations, may not be sufficient to satisfy our working capital needs for the next 12 months.

Because we are a development-stage company, we anticipate that our results of operations will fluctuate for the foreseeable future due to several factors, such as the progress of our marketing and sales efforts. Due to these uncertainties, it is difficult or impossible to make accurate predictions of future operations.

We presently do not have any available credit, bank financing or other external sources of liquidity and we are reliant on loans from our founders, Ms. Zhixin Lu and Mr. Fu Liu. Due to our limited history and historical operating losses, our operations have not yet become a source of liquidity. We may need to obtain additional capital in order to expand operations and become profitable. Financing opportunities may include issuing equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, no assurance can be given that we will be successful in raising additional capital.

The following is a summary of cash provided by or used in each of the indicated types of activities during the period from February 11 (date of inception) to June 30, 2015.

2015
Cash provided by (used in):
Operating Activities	$(195,683)
Investing Activities	$(53,077)
Financing Activities	$254,649

Net cash used in operating activities was $195,683 for the period from February 11, 2015 to June 30, 2015. The cash outflow from operating activities was mainly due to net loss and payments for prepaid expenses.

Net cash used in investing activities was $53,077 for the period from February 11, 2015 to June 30, 2015. The net cash outflow from investing activities was primarily due to expenses related to the acquisition of new equipment.

Net cash provided by financing activities was $254,649 for the period from February 11 to June 30, 2015. The net cash inflow from February 11, 2015 to June 30, 2015 was due to capital contributions from our shareholders of $195,878, and an advance from the Company’s President of $58,771 for our operating needs.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical accounting policies and Estimates

Basis of Presentation

The accompanying financial statements of the Company were prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and presented in U.S. Dollars.

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, estimated useful life and residual value of property, plant and equipment, provision for staff benefit, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

Property and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and Fixtures	5-10 years
Office Equipment	3-5 years

Leasehold improvements are depreciated on a straight-line method over the shorter of estimated useful lives or lease terms.

Revenue Recognition

The Company’s revenue recognition policies will be in accordance with FASB ASC Topic 605, “Revenue Recognition.”  Sales will be recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the customer, the price is fixed or determinable, title has passed to the customer, which generally is at the time of delivery, no other significant obligations of the Company exist and collectability is reasonably assured. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due or the possible return of the goods. Payments received before all of the relevant criteria for revenue recognition will be recorded as unearned revenue.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income.” Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income.” Comprehensive income comprises net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive loss for the period ended September 30, 2012 consisted of net loss and foreign currency translation adjustments.

Recently Issued Accounting Standards

In September 2014, the FASB issued Presentation of Financial Statements — Going Concern. This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us on which to base an evaluation of our performance.  We are a development stage company and generated no revenues from operations.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in our rebranding efforts, and possible cost overruns due to the price and cost increases in supplies and services.

At present, we do not have enough cash on hand to cover the completion of our Offering.  If we do not raise or generate revenues sufficient to cover professional fees, estimated to be $20,000 for the next 12 months, we would not be able to remain reporting with the SEC, and therefore we would not be able to obtain an OTCBB quotation.

While our sole officer and director has generally indicated a willingness to provide services and financial contributions if necessary, there are presently no agreements, arrangements, commitments, or specific understandings, either verbally or in writing, between the officers and directors and Datasea Inc.  During the next year of operations, our officers and directors will also provide their labor at no charge.

If we are unable to meet our needs for cash from either our revenues or possible alternative sources, then we may be unable to continue, develop, or expand our operations.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following tables set forth the respective positions and ages of the directors and executive officers of the Company as of the date of this prospectus. Each director of the Company has been elected to hold office until the next annual meeting of stockholders and thereafter until his successor is elected and has qualified. Vacancies in the existing board of directors (the “Board of Directors”) of the Company are filled by majority vote of the remaining directors. There are no agreements or understandings for any officer or director to resign at the request of another person, and no officer or director is acting on behalf of, or will act at the direction of, any other person.

Name	Age	Position	Director or Officer Since
Ms. Zhixin Liu	29	Chairman of the Board, CEO, President, Interim-CFO, Secretary and Treasurer	October 2015
Mr. Fu Liu	50	Director	October 2015

Biographical Information

Ms. Zhixin Liu. Ms. Zhixin Liu currently serves as Chairman of the Board of Directors, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary of the Company. Prior to founding the Company in February of 2015, from February 2012 to January 2015, Ms. Liu also worked as the General Manager of Harbin Jinfenglvyuan Bio-technology Co., Ltd. where she was responsible for implementing the company’s annual work plan, financial budget report, profit distribution, utilization plan, conducting the daily management of the company, and signing agreements on behalf of the company. From January 2011 to February 2012, Ms. Liu worked as a board director in Beijing Jinyajianguo Refrigeration Plants Manufacturing Co., Ltd., a private company. From January 2010 to January 2011, Ms. Liu worked as the Vice General Manager and Director of the Board at Beijing Time Garden Digital Technologies Co., Ltd where she was responsible for the management of several departments and assisted the General Manager with internal and external affairs. Ms. Liu has a bachelor’s Degree in IT Management from Employee University directly under Heilongjiang Provincial Governmental Departments. She is presently enrolled in the MBA program of China Agricultural University.

Mr. Fu Liu. Mr. Fu Liu currently serves as Director on the Company’s Board of Directors. Mr. Liu has served as the chairman of the board of directors of our operating affiliate, Shuhai Beijing, since February 2015. Prior to his service on the board of Shuhai Beijing, from February 2012 to January 2015, Mr. Liu served as the Chairman of Board of Directors of Harbin Jinfeng Lv Yuan Biotechnology Co. Ltd. From January 2011 to January 2015, he served as a director of Beijing Jinyajianguo Refrigeration Equipment Co., Ltd. Prior to that, Mr. Liu was the director of Kedong County Rural Economic Management Office of Heilongjiang Province from January 2005 to January 2012. Mr. Liu received a bachelor’s degree in accounting from Heilongjiang Institute of Finance and Economics in June of 1987 and a bachelor’s in law from the CPC Party School Heilongjiang Provincial Committee in 1989.

Family Relationships

Mr. Liu, our Director, is the father of Ms. Liu, our Chairman of the Board, Chief Executive Officer, interim Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Liu holds a 65 percent interest in Shuhai Beijing and Ms. Liu holds a 35 percent interest in Shuhai Beijing.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. Presently, our company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future as we prepare to list on a national securities exchange. If we are successful in listing our common stock on the NYSE or NASDAQ, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for such listing and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

Directors Independence

Our Board of Directors has determined that it does not presently have a member that is "independent" as the term is used in Item 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

Involvement in Certain Legal Proceedings

None of the Company’s officers, directors, promoters or control persons has been involved in any of the following during the past five years:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceedings or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities laws or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The following table sets forth, for the period indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s chief executive officer, chief financial officer and all other executive officers who received or are entitled to receive remuneration in excess of one percent of the Company’s assets during the stated periods.

Summary Compensation Table:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)	Non-Equity Incentive Plan Compensation (#)	Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

Mr. Fu Liu	2015	0 (1)		—	—	—	—	—	—	0 (1)

Ms. Zhixin Liu	2015	$18,780	(2)	—	—	—	—	—	—	$18,780	(2)

(1)	Mr. Fu Liu did not receive a salary for his work as a director of our operating affiliate, Shuhai Beijing, for the period from February 11, 2015 to December 31, 2015.

(2)	This figure represents $18,780 in compensation earned by Ms. Zhixin Liu while working as an officer/director of our operating affiliate, Shuhai Beijing, for the period from February 11, 2015 to December 31, 2015.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers.

Employment Agreements

We have no written employment agreements with our officers and directors other than those entered into by Shuhai Beijing and our officers.

Subsidiary Employment Agreements

The Company’s variable interest entity, Shuhai Beijing, has entered into employment agreements with its officers and employees. The following discussion identifies and summarizes the employment agreements that Shuhai Beijing has entered into with Ms. Liu. Mr. Liu does not have an employment contract with any of our subsidiaries.

Employment Contract – Zhixin Liu

On February 11, 2015, Shuhai Beijing entered into an employment agreement with Ms. Zhixin Liu for a one-year term, pursuant to which Shuhai Beijing agreed to employ Ms. Zhixin Liu as the Chief Executive Officer of the company. Pursuant to the terms of the employment agreement, Ms. Zhixin Liu is paid an annual salary of $18,780 in addition to a bonus. The employment agreement terminates at the end of its term or by the Company pursuant to enumerated circumstances set forth in the employment agreement, or may be extended or amended by mutual agreement of the parties. The foregoing description of the employment agreement is qualified in its entirety by reference to the employment agreement, which is attached hereto as Exhibit 10.6.

Equity Compensation Plan Information

The Company currently does not have any equity compensation plans.

Director Compensation

We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred when attending board or committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s Chief Executive Officer paid certain operating expenses on behalf of the Company. As of December 31, 2015, the amount due to the President was $65,281. The amount is interest-free, unsecured and is due on demand.

During the six months ended December 31, 2015, the Company paid $8,428 for rental expense on behalf of a company which is owned by our Chief Executive Officer and her father. The amount is non-interest bearing and due on demand and was repaid in full on January 13, 2016.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus has been passed upon by Novi & Wilkin Attorneys at Law.

EXPERTS

The audited financial statements of our subsidiary, Shuhai Information Technology Co., Ltd., for the period from inception to June 30, 2015 have been audited by Paritz & Company P.A.  We have included the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Company's Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

DATASEA INC.

(f/k/a Rose Rock, Inc.)

INDEX TO FINANCIAL STATEMENTS

Table of Contents

Page

Audited Financial Statements of Shuhai Information Technology Co., Ltd. for the period from February 11, 2015 (date of inception) to June 30, 2015

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet as of June 30, 2015	F-2

Statement of Comprehensive Loss for the period from February 11, 2015 (date of inception) to June 30, 2015	F-3

Statement of Cash Flows for the period from February 11, 2015 (date of inception) to June 30, 2015	F-4

Statement of Changes in Owners’ Deficit for the period from February 11, 2015 (date of inception) to June 30, 2015	F-5

Notes to Financial Statements	F-6 - F-13

Unaudited Consolidated Financial Statements of Datasea, Inc. for the six months ended December 31, 2015

Consolidated Balance Sheets as of December 31 and June 30, 2015 (unaudited)	F-14

Consolidated Statements of Comprehensive Loss for the three and six months ended December 31, 2015 (unaudited)	F-15

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (unaudited)	F-16

Consolidated Statement of Cash Flows for the six months ended December 31, 2015 (unaudited)	F-17

Notes to Consolidated Financial Statements (Unaudited)	F-18 - F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners and Board of Directors of

Shuhai Information Technology Co., Ltd.

We have audited the accompanying balance sheet of Shuhai Information Technology Co., Ltd. (the “Company”) as of June 30, 2015 and the related statements of comprehensive loss, changes in owners’ deficit, and cash flows for the period from February 11, 2015 (date of inception) to June 30, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shuhai Information Technology Co., Ltd. as of June 30, 2015 and the results of their operations and cash flows for the period from February 11, 2015 (date of inception) to June 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in Note 2 to the accompanying financial statements, the Company has not generated any revenues since inception, has a working capital deficiency of $58,115 and has an accumulated deficit of $202,740. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Paritz & Company, P.A.

Hackensack, New Jersey

July 31, 2015

F-1

SHUHAI INFORMATION TECHNOLOGY CO., LTD.
BALANCE SHEET
JUNE 30, 2015

Assets

Current Assets
Cash	$5,904
Prepaid expenses and other current assets	25,425

Total Current Assets	31,329

Property and equipment, net	51,236

Total Assets	$82,565

Liabilities and Owners' Deficit

Current Liabilities
Accrued expenses and other payables	$30,527
Due to related party	58,917

Total Current Liabilities	89,444

Commitments

Owners' Deficit
Paid in capital	195,878
Accumulated other comprehensive loss	(17)
Accumulated deficit	(202,740)

Total Owners' Deficit	(6,879)

Total Liabilities and Owners' Deficit	$82,565

See accompanying notes to financial statements.

F-2

SHUHAI INFORMATION TECHNOLOGY CO., LTD.
STATEMENT OF COMPREHENSIVE LOSS
FOR THE PERIOD FROM FEBRUARY 11, 2015 (DATE OF INCEPTION) TO JUNE 30, 2015

Revenue	$—

Expenses
Selling expenses	766
General and administrative expenses	201,974

Total Expenses	202,740

Loss before provision for taxes	(202,740)

Income Tax Provision	—

Net Loss	(202,740)

Other Comprehensive Loss
Foreign currency translation	(17)

Comprehensive Loss	$(202,757)

See accompanying notes to financial statements.

F-3

SHUHAI INFORMATION TECHNOLOGY CO., LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 11, 2015 (DATE OF INCEPTION) TO JUNE 30, 2015

Cash Flows From Operating Activities
Net loss	$(202,740)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,968
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(25,362)
Accrued expenses and other payables	30,451

Net Cash Used in Operating Activities	(195,683)

Cash Flows From Investing Activities
Purchase of property and equipment	(53,077)

Net Cash Used in Investing Activities	(53,077)

Cash Flows From Financing Activities
Capital contribution	195,878
Advance from related party	58,771

Net Cash Provided by Financing Activities	254,649

Effect of Exchange Rate Changes on Cash	15

Net Increase in Cash	5,904

Cash Beginning of Period	—

Cash End of Period	$5,904

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
Income tax payments	$—
Interest expense	$—

See accompanying notes to financial statements.

F-4

SHUHAI INFORMATION TECHNOLOGY CO., LTD.
STATEMENT OF CHANGES IN OWNERS' DEFICIT
FOR THE PERIOD FROM FEBRUARY 11, 2015 (DATE OF INCEPTION) TO JUNE 30, 2015

	Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total

Balance at February 11, 2015	$—	$—	$—	$—

Capital contribution	195,878	—	—	195,878

Net loss for the period	—	—	(202,740)	(202,740)

Foreign currency translation	—	(17)	—	(17)

Balance at June 30, 2015	$195,878	$(17)	$(202,740)	$(6,879)

See accompanying notes to financial statements.

F-5

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Shuhai Information Technology Co., Ltd. (the “Company” or “Shuhai”) was incorporated in Beijing, People’s Republic of China (“PRC”), on February 11, 2015. The Company is in the business of network security equipment supplier, micro marketing service provider (“ISP”), Internet access operator and big data integration operator.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has not generated any revenues since inception, has a working capital deficiency of $58,115 and has an accumulated deficit of $202,740. These circumstances, among others, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s management recognizes that the Company must generate sales and additional resources to enable it to continue to develop its operations. The Company expects to officially commence sales of its products in August of 2015. Based on increased demand for internet services in China, including internet security and big data integration, the Company’s management team expects a healthy growth in its business. The Company’s management intends to raise additional financing through debt and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining prolonged growth in its initial phases. However, no assurance can be given that the Company will be successful in raising additional capital.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements of the Company were prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and presented in U.S. Dollars.

The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. As such, the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

F-6

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, estimated useful life and residual value of property, plant and equipment, provision for staff benefit, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

REVENUE RECOGNITION

The Company’s revenue recognition policies will be in accordance with FASB ASC Topic 605, “Revenue Recognition.”  Sales will be recognized when a formal arrangement exists, which is generally represented by a contract between the Company and the customer, the price is fixed or determinable; title has passed to the customer, which generally is at the time of delivery, or no other significant obligations of the Company exist and collectability is reasonably assured. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, or the possible return of the goods. Payments received before all of the relevant criteria for revenue recognition will be recorded as unearned revenue.

START-UP COSTS

In accordance with ASC 720, “Start-up Costs,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

F-7

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	5-10 years
Office equipment	3-5 years

Leasehold improvements are depreciated on a straight-line method over the shorter of estimated useful lives or lease terms.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Certain of the Company’s financial instruments, including cash, accrued expenses and other payables, are carried at costs, which approximate their fair values due to their short maturities.

As of June 30, 2015, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

F-8

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss recognized on long-lived assets.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to credit risk consist primarily of accounts and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its customers’ financial condition and customer payment practices to minimize collection risk on its receivables.

F-9

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

STATEMENT OF CASH FLOWS

In accordance with FASB ASC Topic 230, “Statements of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate at the balance sheet date, while equity accounts are translated at historical exchange rate. Revenues and expenses are translated at the average exchange rate during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income.” Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income.” Comprehensive income comprises net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive loss for the period ended June 30, 2015 consisted of net loss and foreign currency translation adjustments.

F-10

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2014, the FASB issued Presentation of Financial Statements — Going Concern. This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations, or cash flows.

As of June 30, 2015, there were no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2015 were as follows:

Office furniture and fixtures	$38,193
Office equipment	15,016
Total	53,209
Less: accumulated depreciation	(1,973)
Property and equipment, Net	$51,236

Depreciation expense for the period from inception to June 30, 2015, was $1,968.

NOTE 5 –PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following as of June 30, 2015:

Security deposit	$16,188
ISP qualification fees	7,197
Prepaid for software	1,047
Others	993
Total	$25,425

F-11

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following at June 30, 2015:

Deposit from customers	$16,357
Salary payable	13,414
Others	756
Total	$30,527

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company’s President paid certain operating expenses on behalf of the Company. As of June 30, 2015, the amount due to the President was $58,917. This is interest-free, unsecured and is due on demand.

NOTE 8 – STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, the Company is required to maintain one statutory reserve by appropriating 10% from its after-tax profit before declaration or payment of dividends until such reserve balance reaches 50% of the Company’s capital contribution. The statutory reserve represents restricted retained earnings.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into capital provided that the remaining reserve balance after such issue is not less than 25% of the registered capital contribution. The Company did not make any contribution to this fund during the period from inception to June 30, 2015 due to a net loss during the period.

F-12

SHUHAI INFORMATION TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2015

NOTE 9 – INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the privately run and foreign invested enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Based on management's present assessment, the Company has determined that it is more likely than not a deferred tax asset attributable to the future utilization of the net operating loss carry-forward as of June 30, 2015 will not be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements at June 30, 2015. The Company will continue to review this valuation allowance and make adjustments as appropriate. The Company has net operating loss carry-forwards in China approximately $200,000, which will expire in 2020.

NOTE 10 – COMMITMENTS

Capital Contribution

The Company’s total registered capital is RMB 50.0 million ($8.18 million) of which RMB 1,200,500 ($195,878) was contributed as of June 30, 2015. Pursuant to the new Registered Capital Registration System Reform Plan promulgated by the State Council on February 7, 2014 and its implementation rules by local State Administration of Industry and Commerce (“SAIC”) from March 1, 2014, companies registered in China are not required for annual review by SAIC and there is no registered capital contribution deadline requirement by SAIC.  The Company is currently complying with the new corporate registration regulation in China, and plans to make the total committed registered capital in full by no later than the beginning of 2045.

Lease Agreement

The Company has leased an office under a one-year, non-cancellable operating lease agreement. The monthly rent is RMB 32,923 ($5,372). Rental expense for the period from inception to June 30, 2015 was $32,231.

NOTE 11 – SUBSEQUENT EVENTS

The Company has reviewed its subsequent events through the date these financial statements were issued and has determined that no additional material subsequent events have occurred that require recognition in or disclosure to the financial statements.

F-13

DATASEA INC.

(f/k/a ROSE ROCK INC.)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2015	2015
ASSETS
Current Assets
Cash	$115,154	$5,904
Due from related party	8,428	—
Prepaid expenses and other current assets	21,711	25,425
Total Current Assets	145,293	31,329

Property and equipment, net	48,191	51,236
Intangible assets, net	13,376	—
Total Assets	$206,860	$82,565

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

Current Liabilities
Accrued expenses and other payables	$48,191	$30,527
Loan payable-shareholder	65,281	58,917
Total Current Liabilities	113,472	89,444

Stockholders' Equity(Deficit)
Common stock, $0.001 par value, 375,000,000 shares authorized, 55,000,000 and 20,000,000 shares issued and outstanding at December 31, 2015 and June 30, 2015, respectively	55,000	20,000
Additional paid-in capital	804,931	175,878
Accumulated comprehensive loss	(3,917)	(17)
Accumulated deficit	(762,626)	(202,740)
Total Stockholders' Equity(Deficit)	93,388	(6,879)

Total Liabilities and Stockholders' Equity(Deficit)	$206,860	$82,565

See accompanying notes to the unaudited consolidated financial statements

F-14

DATASEA INC.

(f/k/a ROSE ROCK INC.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended	Six Months Ended
	December 31, 2015	December 31, 2015
Revenue	$—	$—

Operating expenses:
General and administrative expenses	397,589	559,924
Total operating expenses:	397,589	559,924

Loss from operation	(397,589)	(559,924)

Other income :
Interest income	4	38
Total other income	4	38

Loss before provision for income taxes	(397,585)	(559,886)

Income tax provision	—	—

Net loss	(397,585)	(559,886)

Other comprehensive loss
Foreign currency translation adjustment	(2,867)	(3,900)
Total comprehensive loss	$(400,452)	$(563,786)

Net loss per share
Basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding
Basic and diluted	44,347,826	32,173,913

See accompanying notes to the unaudited consolidated financial statements

F-15

DATASEA INC.

(f/k/a ROSE ROCK INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(Unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid in	Accumulated	Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	Loss	Equity(Deficit)
Balance at February 11, 2015 (Inception)	—	$—	$—	$—	$—	$—
Common stock issue to founders	20,000,000	20,000	175,878	—	—	195,878
Net loss	—	—	—	(202,740)	—	(202,740)
Foreign currency translation adjustment	—	—	—	—	(17)	(17)
Balance at June 30, 2015	20,000,000	20,000	175,878	(202,740)	(17)	(6,879)
Effect of reverse merger	35,000,000	35,000	(22,382)	—	—	12,618
Capital contribution	—	—	651,435	—	—	651,435
Net loss	—	—	—	(559,886)	—	(559,886)
Foreign currency translation adjustment	—	—	—	—	(3,900)	(3,900)
Balance at December 31, 2015	55,000,000	$55,000	$804,931	$(762,626)	$(3,917)	$93,388

See accompanying notes to the unaudited consolidated financial statements

F-16

DATASEA INC.

(f/k/a ROSE ROCK INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Six Months Ended,
December 31, 2015

Cash flows from operating activities:
Net loss	$(559,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,242
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	2,336
Accrued expenses and other payables	20,259
Net cash used in operating activities	(530,049)

Cash flows from investing activities:
Cash received from merger	12,618
Acquisition of office equipment and intangible assets	(21,134)

Net cash used in investing activities	(8,516)

Cash flows from financing activities:
Payment to related party	(8,798)
Loan from shareholder	10,217
Capital contribution	651,435
Net cash provided by financing activities	652,854

Effect of exchange rate changes on cash	(5,039)

Net increase in cash	109,250

Cash – beginning of period	5,904

Cash – ending of period	$115,154

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for income tax	$—

See accompanying notes to the unaudited consolidated financial statements

F-17

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name on May 27, 2015 by amending its articles of incorporation.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), agreed to transfer all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company in exchange for the issuance of an aggregate of 4,000,000 (20,000,000 after the forward split) shares of Common Stock, thereby causing Shuhai Skill (HK) and its wholly foreign owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC to become wholly-owned subsidiaries of the Company, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), became a variable interest entity of the Company. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK).

As of October 27, 2015, the Company’s founder, Xingzhong Sun, had sold all of his shares of Common Stock in the Company to Zhixin Liu, one of the owners of Shuhai Skill (HK). The above transactions resulted in a change of control of the Company. Following the change of control, Zhixin Liu and her father, Fu Liu, owned approximately 85.45% of the outstanding shares of Common Stock. As of October 29, 2015, there were 11,000,000 (55,000,000 after the forward split) shares of Common Stock issued and outstanding, 9,400,000 (47,000,000 after the forward split) of which were beneficially owned by Zhixin Liu and Fu Liu.

After the reverse merger, the Company, through its wholly owned subsidiaries and VIE entities, is in the business of network security equipment supplier, micro marketing service provider (“ISP”), Internet access operator and big data integration operator in China.

F-18

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 2 – GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying unaudited consolidated financial statements, the Company has not generated any revenues since inception and has an accumulated deficit of $762,626 at December 31, 2015. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s management recognizes that the Company must generate sales and additional resources to enable it to continue to develop its operations. The Company expects to officially commence sales of its products in January 2016. Based on increased demand for internet services in China, including internet security and big data integration, the Company’s management team expects a healthy growth in its business. The Company’s management intends to raise additional financing through debt and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining prolonged growth in its initial phases. However, no assurance can be given that the Company will be successful in raising additional capital.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). All intercompany transactions and accounts have been eliminated in consolidation. This basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the “Accounting Principle of China” (“PRC GAAP”).

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of  December 31, 2015 and the results of operations and cash flows for the periods presented. The results of operations for the six and three months ended December 31, 2015 are not necessarily indicative of the operating results for the full fiscal year or any future period. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the form 8-K filed with the SEC on November 3, 2015.

F-19

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, estimated useful life and residual value of property, plant and equipment, provision for staff benefit, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

START-UP COSTS

In accordance with ASC 720, “Start-up Costs,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	5-10 years
Office equipment	3-5 years

Leasehold improvements are depreciated on a straight-line method over the shorter of estimated useful lives or lease terms.

Intangible Assets

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairment of intangible assets has been identified as of the balance sheet dates.

Intangible assets include licenses and certificates and are amortized over their useful life of five years.

F-20

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Certain of the Company’s financial instruments, including cash, accrued expenses and other payables, are carried at costs, which approximate their fair values due to their short maturities.

As of December 31, 2015, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on the recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss recognized on long-lived assets.

F-21

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese subsidiary are maintained in RMB and the accounts of the U.S. parent company are maintained in USD. The accounts of the Chinese subsidiary were translated into USD in accordance with Accounting Standards Codification (“ASC”) Topic 830 “Foreign Currency Matters”. All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and statement of income items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from the foreign currency transactions are reflected in the statements of income.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income.” Comprehensive income comprises net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

F-22

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers: Topic 606. This Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this Update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization's contracts with customers. This ASU is effective for fiscal years, and interim periods within those years beginning after December 15, 2016 for public companies and 2017 for non-public entities. Management is evaluating the effect, if any, on the Company's financial position and results of operations.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in this ASU provide guidance that will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement, including whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license consistent with the acquisition of other software licenses; otherwise, the customer should account for the arrangement as a service contract. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Entities can elect to adopt the amendments either prospectively to all arrangements entered into after the effective date or retrospectively to all prior periods. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company's consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest:  Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, which addresses line-of-credit arrangements that were omitted from ASU 2015-03 (see above).  This Update states that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing those costs ratably over the term of the arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company does not believe the adoption of this guidance will have a significant impact on the Company's consolidated financial statements.

F-23

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 were as follows:

Office furniture and fixtures	$35,975
Office equipment	20,568
Total	56,543
Less: accumulated depreciation	(8,352)
Property and equipment, Net	$48,191

Depreciation expense for the six and three months ended December 31, 2015 were $6,778 and $3,638, respectively.

NOTE 5 –PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following as of December 31, 2015:

Security deposit	$16,631
Others	5,080
Total	$21,711

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following at December 31, 2015:

Deposit from customers	$7,703
Salary payable	38,794
Others	1,694
Total	$48,191

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company’s President paid certain operating expenses on behalf of the Company. As of December 31, 2015, the amount due to the President was $65,281. The amount is interest-free, unsecured and is due on demand.

During the six months ended December 31, 2015, the Company paid $8,428 for rental expense on behalf of a company which is owned by our president and her father. The amount is non-interest bearing and due on demand and was repaid in full on January 13, 2016.

F-24

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 8 - INCOME TAXES

The Company is incorporated in the United States of America and is subject to US tax and files US federal income tax returns. The Company conducts all of their businesses through their Chinese subsidiaries. No provision for US federal income taxes were made for the six months ended December 31, 2015 as the US entity incurred losses.

The Company’s offshore subsidiary, Shuhai Skill, did not earn any income that was derived in Hong Kong for the six months ended December 31, 2015, and therefore was not subject to Hong Kong Profit tax.

Under the Corporate Income Tax Law of the PRC, the corporate income tax rate is 25%. For the six months ended December 31, 2015, the Company had no taxable income. As a result, there was no income tax provision for the Company during the six months ended December 31, 2015.

The Company had net operating losses (“NOL”) carryforward of approximately $10,000 in the U.S and approximately $752,000 in China as of December 31, 2015. The NOL carryforwards will expire in the U.S. and China, if not utilized by 2035 and 2020, respectively. Management believes that it is more likely than not that the benefit from the NOL carryforwards will not be realized and provided a 100% valuation allowance at December 31, 2015 and no deferred tax asset benefit has been recorded. The Company’s management reviews this valuation allowance periodically and makes adjustments as necessary.

The reconciliation of income tax expense at the U.S. statutory rate of 35% to the Company’s effective tax is as follows:

Six Months Ended
December 31, 2015
U.S. Statutory rate of 35%	$(195,960)
Tax rate difference between China and U.S.	55,914
Change in valuation allowance	140,046
Income tax provision	$—

The provisions for income taxes are summarized as follows:

Six Months Ended
December 31, 2015
Current	$—
Deferred	(140,046)
Valuation allowance	140,046
Total	$—

F-25

DATASEA INC.

(f/k/a ROSE ROCK INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

(Uaudited)

NOTE 9 – Shareholders’ Equity

On October 30, 2015, the Company affected a five-for-one forward split of the Company’s issued and outstanding common stock, increasing the number of authorized shares from 75,000,000 to 375,000,000. These statements have been retroactively adjusted to reflect this forward split.

During six months ended December 31, 2015, our president Zhixin Liu contributed RMB 4,050,300 ($651,435) to the Company.

NOTE 10 – COMMITMENTS

Lease Agreement

The Company has leased an office under a one-year, non-cancellable operating lease agreement.  The lease expired on December 17, 2015 with a monthly rent of RMB 32,923 ($5,072). The new lease agreement for same location was signed for the period from December 18, 2015 to December 17, 2016 with monthly rent of RMB 35,916 ($5,533).  Rental expense for six and three months ended December 31, 2015 was $32,784 and $17,298.

NOTE 11 – SUBSEQUENT EVENTS

The Company has reviewed its subsequent events through the date these financial statements were available to be issued and has determined that no material subsequent events have occurred that require recognition in or disclosure to the financial statements.

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